Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652

                                          IR Contact:  Jon Seegert
                                               Director of Investor Relations
                                               (417) 235-6652

    FOR IMMEDIATE RELEASE
    ---------------------

         JACK HENRY & ASSOCIATES FISCAL 2004 NET INCOME INCREASES 26%
         ------------------------------------------------------------

 Monett, MO, July 27, 2004 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today reported strong results with revenues rising 15% for the fourth quarter and 16% for the fiscal year ended June 30, 2004. Gross profit and margins continue to improve and have contributed to a 25% increase in net income for the fourth quarter and a 26% increase in net income for fiscal year 2004.

 Net income totaled $17.6 million, or $0.19 per diluted share, while revenues increased 15% to $126.0 million for the fourth quarter of fiscal 2004. A year ago, the fourth quarter net income was $14.1 million, or $0.16 per diluted share on revenues of $109.2 million. For fiscal year 2004, net income increased 26% to $62.3 million, or $0.68 per diluted share, compared to $49.4 million or $0.55 per diluted share for the fiscal year ended June 2003. Revenues increased 16% to $467.4 million for fiscal year 2004 compared to $404.6 million for fiscal 2003.

 Fiscal 2004 Highlights

 "Jack Henry had an exceptional year in fiscal 2004, posting record revenues, earnings and operating cash flow," said Michael E. Henry, Chairman. "The 16% increase in revenue was leveraged to a 26% increase in net income primarily due to the efforts of our employees to control costs, utilization of existing infrastructure and continuing to improve processes and procedures. I am very proud of our employees and of our company's position for future success."

 "Contributing to the strong fiscal year was an increase of 30% in license revenue compared to last year and continued growth in our support and services revenue which increased 20% this year and primarily is recurring revenue. Our credit union segment had a very impressive year with a 39% increase in revenue while expanding gross margins from 30% a year-ago to 39% this year," said Jack F. Prim, CEO. "We expect this growth to continue as we expand our geographic footprint for outsourcing, complete the integration of our recent acquisitions and continue to see improvements from the realignment of our sales force a year ago."

      Operating Results

 License revenue increased 83% to $21.9 million, or 17% of fourth quarter revenues, compared to $12.0 million, or 11% of fourth quarter revenues a year ago. Growth of in-house support fees, outsourcing, and ATM/Debit card and switch fees contributed to the 20% increase in support and service revenue. Support and service revenues grew to $83.7 million, or 66% of fourth quarter revenues, compared to $69.8 million, or 64% of last year's fourth quarter revenues. Hardware sales were off 26%, to $20.5 million in the fourth quarter from $27.5 million in the prior year's quarter. For fiscal 2004, license revenue increased 30% to $62.6 million or 13% of revenue from $48.3 million or 12% of revenue for fiscal 2003. Support and service revenues grew to $311.3 million from $260.5 million, reflecting 20% growth. Support and service revenue represented 67% of revenue in fiscal 2004, while it was 64% of revenue in fiscal 2003. Hardware for the fiscal year 2004 decreased 2% from $95.9 million or 24% of revenue for fiscal year 2003 to $93.5 million or 20% of revenue for fiscal year 2004.

 Cost of sales for the fourth quarter increased 10%, from $66.2 million for the three months ended June 30, 2003 to $72.7 million for the same period ended June 30, 2004. Fourth quarter gross profit increased 24% to $53.3 million, producing a gross margin of 42%, compared to $43.0 million with a gross margin of 39% in last year's final quarter. For fiscal year 2004, cost of sales rose 11% to $279.4 million from $251.3 million for fiscal 2003. Gross profit increased 23% to $188.0 million with a gross margin of 40%, compared to $153.3 million with a gross margin of 38% for the fiscal year ended 2003. Cost of sales increased mainly due to growth in our headcount relating to the support and service revenues, third party pass-through expenses and depreciation expense.

 Gross margins on license revenue for the current fourth quarter and fiscal year remained consistent at 89% and 92%, respectively. Support and service gross margins improved slightly to 34% from 33% for the fourth quarter and to 33% from 32% for the fiscal year ended June 30, 2004. Hardware gross margins were lower for the fourth quarter at 25% compared to 33% for the same quarter last year primarily due to volume and sales mix of hardware and a decrease in rebates received on the specific hardware sold. For both fiscal years, the hardware margin remained flat at 28%.

 For the fourth quarter of 2004, the bank systems and services segment revenue increased 10% to $99.6 million from $90.3 million. The related gross margin for the fourth quarter of fiscal 2004 increased to 41% from 40% a year ago. The credit union systems and services segment revenue increased 40% to $26.4 million for the fourth quarter of 2004 from $18.9 million in the same period a year ago. The related gross margin increased substantially to 47% for the current fourth quarter from 36% for the prior year's fourth quarter.

 For the year ended June 30, 2004, revenue in the bank systems and services segment increased 11% to $382.1 million from $343.1 million. The associated gross margin for this segment increased to 40% from 39% in the same period last year. For fiscal 2004, revenue in the credit union systems and services segment increased 39% to $85.3 million from $61.5 million. Gross margin for the credit union system and services segment increased to 39% from 30% for fiscal year 2003. "The credit union segment gross margin continues to improve due to additional products and service being sold in the credit union segment which carries higher margins, continued leverage of existing resources, improved processes and procedures and overall controlling of costs," said Kevin D. Williams, CFO.

 Operating expenses increased 16% for the fourth quarter and 17% for fiscal 2004. Selling and marketing expense rose 22% in the fourth quarter and 17% for the fiscal year, relatively in line with revenue growth. The largest increase was in the research and development area, with a 41% increase for the fourth quarter and a 49% increase for the fiscal year 2004. This is due to ongoing development of enhancements to existing products for financial institutions for both segments of our business. In fiscal 2003, a large percentage of employee related expenses were capitalized as part of major ongoing development projects, which have since been completed. General and administrative costs decreased 3% in the fourth quarter of fiscal year 2004, while expenses for the fiscal year remained flat, primarily due to cost control measures throughout the year.

 Operating income increased 32% to $29.2 million, or 23% of fourth quarter revenues, compared to $22.1 million, or 20% of revenues in the fourth quarter of fiscal 2003. For fiscal year 2004, operating income grew 28% to $98.8 million, or 21% of annual revenues, compared to $77.3 million, or 19% of annual revenues for fiscal 2003. Provision for income taxes was increased in the fourth quarter to adjust the annual rate to 37.5% from 36.5% for the fiscal year due to changes in the effective state tax provision. Fourth quarter net income totaled $17.6 million, or $0.19 per diluted share, compared to $14.1 million or $0.16 per diluted share in the fourth quarter of fiscal 2003. Fiscal 2004 net income grew 26% to $62.3 million, or $0.68 per share, compared to $49.4 million, or $0.55 per share for fiscal year 2003.

 Cash Flow, Balance Sheet and Backlog Review

 Cash, cash equivalents, and investments increased $21.7 million to $54.8 million compared to June 30, 2003. Trade receivables which reflect our annual in-house maintenance billings as of each year end increased $18.9 million to $169.9 million compared to a year ago. Deferred revenue increased 10% to $145.0 million at June 30, 2004 compared to a year ago. There continues to be no debt on the balance sheet as of June 30, 2004. Stockholders' equity grew 21% to $442.9 million at June 30, 2004, from $365.2 million at June 30, 2003.

 Cash flow from operations increased to $112.8 million for fiscal year 2004 from $98.9 million for fiscal 2003. The primary reason for the $13.9 million increase is the $12.9 million increase in net income. Depreciation and amortization expenses were $33.5 million for the fiscal year compared to $30.2 million in the last year. Net cash used in investing activities was $100.0 million and included capital expenditures of $49.1 million year-to-date compared to $46.0 million in the respective period a year ago. Payment for acquisitions used cash flows from operations of $48.3 million, compared to $6.5 million in fiscal year 2003. Net cash provided by financing activities was $9.0 million and included proceeds of $21.7 million this year compared to $3.5 million a year ago from the exercise of stock options offset by dividends paid of $13.4 million this year compared to $12.3 million last year. In fiscal year 2003, we purchased treasury stock of $18.2 million.

 Backlog, which is a measure of future business and revenue, was up 4% from year-ago levels, and up 2% from the prior quarter at $191.3 million ($67.2 million in-house and $124.1 million outsourcing) at June 30, 2004. Backlog at March 31, 2004, was $187.9 million ($66.4 million in-house and $121.5 million outsourcing), and at June 30, 2003, it was $183.1 million ($69.5 million in-house and $113.7 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,500 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on July 28th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                    Three Months Ended    % Change    Twelve Months Ended    % Change
                                    ------------------    --------    -------------------    --------
                                         June 30,                           June 30,
                                         --------                           --------
                                     2004        2003                   2004        2003
                                   --------    --------               --------    --------
 REVENUE
    License                       $  21,890   $  11,962      83%     $  62,593   $  48,284      30%
    Support and service              83,693      69,764      20%       311,287     260,452      20%
    Hardware                         20,454      27,462     -26%        93,535      95,891      -2%
                                   --------    --------               --------    --------
           Total                    126,037     109,188      15%       467,415     404,627      16%

 COST OF SALES
    Cost of license                   2,442       1,295      89%         4,738       3,890      22%
    Cost of support and service      54,912      46,413      18%       207,730     178,256      17%
    Cost of hardware                 15,390      18,526     -17%        66,969      69,145      -3%
                                   --------    --------               --------    --------
           Total                     72,744      66,234      10%       279,437     251,291      11%
                                   --------    --------               --------    --------

 GROSS PROFIT                        53,293      42,954      24%       187,978     153,336      23%
 Gross Profit Margin                     42%         39%                    40%         38%

 OPERATING EXPENSES
    Selling and marketing            10,027       8,201      22%        35,964      30,664      17%
    Research and development          6,099       4,327      41%        23,674      15,892      49%
    General and administrative        8,014       8,304      -3%        29,534      29,509       0%
                                   --------    --------               --------    --------
           Total                     24,140      20,832      16%        89,172      76,065      17%
                                   --------    --------               --------    --------

 OPERATING INCOME                    29,153      22,122      32%        98,806      77,271      28%

 INTEREST INCOME (EXPENSE)
    Interest income                     190         118      61%         1,006         630      60%
    Interest expense                    (26)        (26)      0%          (107)       (110)     -3%
                                   --------    --------               --------    --------
           Total                        164          92      78%           899         520      73%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          29,317      22,214      32%        99,705      77,791      28%

 PROVISION FOR INCOME TAXES          11,698       8,108      44%        37,390      28,394      32%
                                   --------    --------               --------    --------

 NET INCOME                       $  17,619   $  14,106      25%     $  62,315   $  49,397      26%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.19   $    0.16              $    0.68   $    0.55
                                   ========    ========               ========    ========

 Diluted weighted avg shares
   outstanding                       92,291      89,750                 91,859      89,270
                                   ========    ========               ========    ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                          June 30,          % Change
                                            ----------------------   --------
                                              2004          2003
                                            --------      --------

 Cash, cash equivalents and investments    $  54,756     $  33,012        66%
 Trade receivables                         $ 169,873     $ 150,951        13%
 TOTAL ASSETS                              $ 654,372     $ 548,575        19%

 Accounts payable and accrued expenses     $  36,938     $  27,288        35%
 Deferred revenue                          $ 144,996     $ 132,224        10%
 STOCKHOLDERS' EQUITY                      $ 442,918     $ 365,223        21%


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